EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                                                           FOR RELEASE  April 21, 2009

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES
FOURTH-QUARTER AND FISCAL 2008 RESULTS

•	Aggressive marketing strategy and positive impact from digital conversion of PictureMe Portrait Studio® brand (PMPS) drive strong holiday season in the fourth quarter

o	Fourth-quarter PMPS net sales increase 2% to $72.5 million from $70.8 million in the prior year. PMPS net sales increased 6% excluding impacts of foreign currency translation and store closures
o
Fourth-quarter Sears Portrait Studio brand (SPS) net sales decline 11% to $81.4 million from $91.8 million in the prior year.  SPS net sales decreased 10% excluding impact of foreign currency translation

•	Full-year sales increase 9% to $462.5 million due to full-year contribution of PMPS acquisition

•
Full-year Adjusted EBITDA declines to $44.2 million and loss per diluted share dips to ($1.18) as cost reductions and productivity improvements mitigate impact of lower same-store sales, as well as one-time charges and transitional expenses in conjunction with integration and digital conversion of PMPS

•	Company proactively amends Credit Agreement to bolster financial flexibility in the current economic environment

•	Sales and profit trends have turned highly favorable in recent months, leading to an optimistic outlook for both first quarter and full-year results

ST. LOUIS, April 21, 2009 – CPI Corp. (NYSE: CPY) today reported results for both the fourth quarter and year ended February 7, 2009.

“Despite a difficult general economic environment, we concluded the year on a high note with a relatively strong holiday season,” said Renato Cataldo, President and Chief Executive Officer.  “More importantly, the successful integration and digitization of the PMPS operations during the course of fiscal 2008 positions us for improvements in earnings and cash flow in 2009 and 2010 even if difficult general economic conditions persist.  We have driven considerable cost out of the system, boosted productivity significantly in both sales and production, and improved the customer experience.”

Fourth-quarter 2008 Results
Net sales for the 13-week fiscal 2008 fourth quarter ended February 7, 2009, decreased $8.7 million, or 5%, to $153.9 million from the $162.6 million reported in the 12-week fiscal 2007 fourth quarter.  The Company also reported net earnings of $9.5 million, or $1.42 per diluted share, for the fiscal 2008 fourth quarter, compared with $15.7 million, or $2.45 per diluted share, reported for the fourth quarter of fiscal 2007.  The additional operating week in the 2008 fourth quarter resulted in approximately $7.0 million of net sales, but did not materially impact net income or net income per diluted share.  Declining foreign currency exchange rates had a significant negative impact of approximately $4.7 million on fourth-quarter 2008 net sales but did not materially affect net income before tax.  Net earnings were negatively impacted in the fourth quarter of 2008 compared with 2007 as a result of increases in fees incurred in relation to the settlement of the previous Sears license agreement of $3.4 million and a nonrecurring 2007 reduction of $1.0 million attributable to a change in the Company’s vacation and sick pay policy.

During the fourth quarter of 2008, net sales from the Company’s SPS brand decreased $10.4 million, or 11% , to $81.4 million from the $91.8 million reported in the fourth quarter of 2007.  The 2008 fourth-quarter SPS net sales performance was the result of a 13% decline in average sale per customer sitting, offset in part by a 2% increase in the total number of sittings.  The average sale decline reflects a shift toward low-price package offers during the quarter and lower conversion of higher-priced collection and specialty product sales.  The sittings results reflect relatively strong trends in new customer acquisition and increasing loyalty plan customer conversions.  Additionally, the unfavorable foreign exchange rates in the fourth quarter impacted net sales by approximately $1.7 million.

Net sales related to the Company’s PMPS brand increased $1.7 million, or 2%, in the fourth quarter of 2008 to $72.5 million from $70.8 million reported in the fourth quarter of 2007.  PMPS net sales performance for the fiscal 2008 fourth quarter was the result of a significant 17% increase in average sale per customer sitting, offset in part by an 11% decline in total number of sittings.  The Company attributes its increase in average sale per customer sitting primarily to customers’ positive response to the new offerings made possible by the recently instituted digital conversion and the implementation of new sales and performance management processes.  The Company believes the sittings decline reflects the difficult economic environment, which has especially pressured customer demand in lower income categories.  Additionally, the unfavorable foreign exchange rates in the fourth quarter impacted net sales by approximately $3.0 million.

Costs and expenses were $135.8 million in the fourth quarter of 2008, compared with $134.1 million in the fourth quarter of 2007.

Cost of sales, excluding depreciation and amortization expense, was $11.4 million in the fourth quarter of 2008, compared with $16.6 million in the fourth quarter of 2007.  Cost of sales, excluding depreciation and amortization expense, declined as a result of reduced production levels, gains in manufacturing productivity, eliminated film and shipping costs stemming from the PMPS digital conversion, and decreased overhead costs with the integration of the PMPS operations.

Selling, general and administrative (SG&A) expenses were $107.1 million for the fourth quarter of 2008, compared with $105.3 million in the fourth quarter of 2007.  Excluding the impact of the additional 13th operating week in the 2008 fourth quarter, SG&A expenses declined by approximately $4.4 million. This decrease principally reflects the elimination of duplicative costs in connection with the PMPS integration.

Depreciation and amortization increased slightly to $7.8 million in the fourth quarter of 2008 from $7.7 million in the fourth quarter of 2007.  On a comparable 12-week basis, depreciation and amortization declined by approximately $397,000.

In the fourth quarter of 2008 and the fourth quarter of 2007, the Company recognized $9.5 million and $4.5 million, respectively, in other charges and impairments associated with the PMPS acquisition (which include severance costs, severance accruals, cure costs related to contracts assumed and other integration-related costs in connection with the acquisition) and certain fees incurred in relation to the previous Sears license agreement.

Fiscal 2008 Results
For the 53-week fiscal year ended February 7, 2009, the Company reported that net sales increased $39.1 million, or 9%, to $462.5 million from the $423.4 million reported in the 52-week fiscal year 2007 as a result of the inclusion of the full 53 weeks of PMPS operations in 2008 compared with only the 34-week period of ownership in 2007.  A net loss was also reported for the 53-week fiscal 2008 of $7.7 million, or ($1.18) per diluted share, compared with net earnings of $3.6 million, or $0.56 per diluted share, reported for the 52-week fiscal 2007.  Declining foreign currency exchange rates had a significant negative impact of approximately $4.6 million on fiscal 2008 net sales but did not materially affect net income before tax.  Net earnings were negatively impacted in the 53-week fiscal year 2008 compared with the 52-week fiscal year 2007 as a result of increases in fees incurred in relation to the settlement of the previous Sears license agreement of $5.0 million, digital training and travel costs related to the PMPS digital conversion of $ 5.4 million and a nonrecurring 2007 reduction of $3.9 million attributable to a change in the Company’s vacation and sick pay policy.

Net sales from the Company’s SPS brand decreased $32.3 million, or 12%, to $242.4 million in fiscal 2008 from the $274.7 million reported in fiscal 2007.  The fiscal 2008 SPS net sales performance was the result of a 7% decline in sittings and a 5% decline in average sale per customer sitting.  Additionally, the unfavorable foreign exchange rates in fiscal 2008 impacted net sales by approximately $1.1 million.

Net sales related to the Company’s PMPS brand increased $71.4 million, or 48%, in fiscal 2008 to $220.1 million from $148.7 million reported in fiscal 2007 due to the additional 19 weeks’ sales included in fiscal 2008 and the fact that a purchase accounting adjustment related to deferred revenue at the date of acquisition resulted in a one-time decrease in net sales of $8.2 million in fiscal 2007.  On a comparable same-store basis, PMPS net sales for fiscal 2008 represent an approximate 8% decrease in net sales versus the comparable period of the prior year (net sales from the period February 4, 2007, to June 8, 2007, are not reported in the Company’s historical results).  This sales performance resulted from an approximate 20% decrease in sittings, offset in part by an approximate 15% increase in average sale per customer sitting.  Additionally, the unfavorable foreign exchange rates in fiscal 2008 impacted net sales by approximately $3.5 million.

Costs and expenses were $463.6 million in fiscal 2008, compared with $408.7 million in fiscal 2007.

Cost of sales, excluding depreciation and amortization expense, was $41.2 million in fiscal 2008, compared with $45.3 million in fiscal 2007.  The overall decrease in cost of sales, excluding depreciation and amortization expense, is attributable to decreased production costs resulting from lower overall manufacturing production levels, additional gains in manufacturing productivity, savings on film and shipping costs that resulted directly from the PMPS digital conversion, as well as decreased overhead costs as operations have been further streamlined in connection with the PMPS acquisition and digital conversion.

Selling, general and administrative (SG&A) expenses were $379.4 million for fiscal 2008, compared with $328.4 million in fiscal 2007.  The increase in fiscal 2008 SG&A costs is a result of the inclusion of the full 53 weeks of PMPS operations in 2008, compared with only the 34-week period of ownership in 2007, a $5.4 million increase in digital training and travel costs related to the conversion of PMPS studios incurred during the year and a nonrecurring 2007 reduction of $3.9 million attributable to a change in the Company’s vacation and sick pay policy.  These increases are offset in part by reductions in expense due to the elimination of duplicate costs; streamlining of operations related to the PMPS brand; more effective cost management, particularly in the areas of employment and insurance; reduced host sales commissions due to lower sales; reduced marketing expense primarily due to the timing of promotional programs for the busy season; and a one-time gain recorded in relation to the settlement of certain supplemental employee retirement plan payments.

Depreciation and amortization increased to $29.4 million in fiscal 2008 from $27.3 million in fiscal 2007.  The increase is attributable to the equipment purchased for the digital rollout.  This increase is offset in part by a decline in depreciation as a result of certain assets, acquired in connection both with the 2005 digital conversion of SPS and the 2007 acquisition of PCA, becoming fully depreciated.

In fiscal 2008 and fiscal 2007, the Company recognized $13.6 million and $7.7 million, respectively, in other charges and impairments associated with the PMPS acquisition (which include severance costs, severance accruals, cure costs related to contracts assumed and other integration-related costs in connection with the acquisition) and certain fees incurred in relation to the previous Sears license agreement.

Net loss from discontinued operations was $961,000 in fiscal 2008, compared with $441,000 in fiscal 2007.  In the fourth quarter of 2008, the Company decided to discontinue its Portrait Gallery and E-Church operations in order to eliminate the unprofitable operations.  In fiscal 2007, the Company decided to exit its United Kingdom operation.

Credit Agreement Update
Effective April 16, 2009, the Company amended its Credit Agreement with lenders to enhance financial flexibility.  Significantly, the amendment replaces preexisting minimum EBITDA and interest coverage covenants with a fixed charge ratio test  (i.e., EBITDA minus capital expenditures to fixed charges) and tightens the leverage ratio test (i.e., Funded Debt to EBITDA).  Details of the amended Credit Agreement will be available in the Company’s Form 8-K, which will be filed with the Securities & Exchange Commission on April 21, 2009.

“While we were in full compliance with all debt covenants under our existing Credit Agreement, we felt it prudent to proactively work with our lenders to bolster our financial structure should the current challenging general economic conditions worsen,” said Cataldo.  “As a part of this process, we have also affirmed our current dividend policy in light of our strong and improving cash flow position.”

The Company has a cash balance of approximately $30.6 million at April 20, 2009, which it believes is adequate, together with anticipated cash flow from operations, to fund the Company’s cash requirements for the foreseeable future.

Looking Ahead
The Company’s preliminary net sales for the first 10 weeks of the first quarter, on a comparable same-store basis and excluding the impact of foreign currency translation, increased 2% compared with the comparable period in the prior year.  SPS net sales and sittings for the first 10 weeks of the first quarter declined 10% and 8%, respectively, and PMPS net sales increased for the first 10 weeks of the first quarter by 16% while sittings declined 14%.

“Our favorable customer trends, coupled with our continued strides in cost reduction and productivity enhancement, make us optimistic about both first-quarter and full-year earnings results despite the continuing difficult economic environment,” Cataldo said.  “As we shift our attention from the integration and digitization of the PMPS business to additional growth, productivity and customer service initiatives, we now believe we have the pieces in place for sustained strong improvement in earnings and cash flow over the next few years.”

The Company plans to host its 2009 annual meeting of shareholders on July 8, 2009, starting at 9:00 a.m. Central time.  The annual meeting will be held at the Company’s headquarters in St. Louis.  Shareholders of record as of May 9, 2009, will be eligible to participate in the meeting.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Tuesday, April 21, 2009, at 10:00 a.m. Central time to discuss the financial results and provide a Company update. To participate on the call, please dial 866-730-5763 or 857-350-1587 and reference passcode 91028593 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 49905077.  The replay will be available through May 5 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years.  CPI Corp. provides portrait photography services in approximately 3,000 locations, principally in Sears and Wal-mart stores.  As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price. CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company tries to identify forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears and Wal-Mart, the approval of the Company’s business practices and operations by Sears and Wal-Mart, the termination, breach or increase of the Company's expenses by Sears under the license agreements, or Wal-Mart under the lease agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, compliance with the NYSE listing requirements, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables to follow . . .

###

CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	13 Weeks	Vs	12 Weeks	53 Weeks	Vs	52 Weeks
	Feb. 07, 2009		Feb. 02, 2008	Feb. 07, 2009		Feb. 02, 2008

Net sales	$153,929		$162,575	$462,548		$423,429

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	11,423		16,690	41,218		45,284
Selling, general and administrative expenses	107,110		105,277	379,372		328,419
Depreciation and amortization	7,758		7,652	29,432		27,291
Other charges and impairments	9,494		4,467	13,557		7,695
	135,785		134,086	463,579		408,689

Income (loss) from continuing operations	18,144		28,489	(1,031)		14,740

Interest expense	2,393		5,278	9,147		10,652

Interest income	52		579	620		1,834

Other income (expense), net	131		127	190		175

Income (loss) from continuing operations
before income tax expense (benefit)	15,934		23,917	(9,368)		6,097

Income tax expense (benefit)	6,093		8,116	(2,644)		2,080

Net income (loss) from continuing operations	9,841		15,801	(6,724)		4,017

Net loss from discontinued operations
net of income tax benefit	(327)		(72)	(961)		(441)

Net income (loss)	$9,514		$15,729	$(7,685)		$3,576

Net income (loss) per common share - diluted
From continuing operations	$1.47		$2.46	$(1.03)		$0.63
From discontinued operations	(0.05)		(0.01)	(0.15)		(0.07)
Net income (loss) - diluted	$1.42		$2.45	$(1.18)		$0.56

Net income (loss) per common share - basic
From continuing operations	$1.48		$2.47	$(1.03)		$0.63
From discontinued operations	(0.05)		(0.01)	(0.15)		(0.07)
Net income (loss) - basic	$1.43		$2.46	$(1.18)		$0.56

Weighted average number of common and
common equivalent shares outstanding:
Diluted	6,682		6,434	6,510		6,416

Basic	6,641		6,409	6,510		6,391

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	13 Weeks	Vs.	12 Weeks	53 Weeks	Vs.	52 Weeks
	Feb. 07, 2009		Feb. 02, 2008	Feb. 07, 2009		Feb. 02, 2008

Capital expenditures	$4,969		$2,378	$36,074		$14,884

EBITDA is calculated as follows:
Net income (loss) from continuing operations	$9,841		$15,801	$(6,724)		$4,017
Income tax expense (benefit)	6,093		8,116	(2,644)		2,080
Interest expense	2,393		5,278	9,147		10,652
Depreciation and amortization	7,758		7,652	29,432		27,291
Other non-cash charges	801		-	1,437		79

EBITDA (1) & (5)	$26,886		$36,847	$30,648		$44,119

Adjusted EBITDA (2)	$36,380		$41,314	$44,205		$51,814

EBITDA margin (3)	17.47%		22.66%	6.63%		10.42%

Adjusted EBITDA margin (4)	23.63%		25.41%	9.56%		12.24%

(1)	EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$26,886	$36,847	$30,648	$44,119
EBITDA adjustments:
Sears contract settlement costs	5,859	2,500	7,527	2,500
Cost associated with acquisition	771	981	2,121	2,817
Reserves for severance and related costs	1,100	678	2,046	2,035
Impairment charges	739	249	739	256
Other	1,025	59	1,124	87

Adjusted EBITDA	$36,380	$41,314	$44,205	$51,814

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)
As required by the SEC's Regulation G, a reconciliation of EBITDA , a non-GAAP liquidity measure, with the most directly comparable
GAAP liquidity measure, cash flow from continuing operations follows:

	13 Weeks	Vs.	12 Weeks	53 Weeks	Vs.	52 Weeks
	Feb. 07, 2009		Feb. 02, 2008	Feb. 07, 2009		Feb. 02, 2008

EBITDA	$26,886		$36,847	$30,648		$44,119
Income tax (expense) benefit	(6,093)		(8,116)	2,644		(2,080)
Interest expense	(2,393)		(5,278)	(9,147)		(10,652)
Adjustments for items not requiring cash:
Deferred income taxes	6,607		6,793	(3,146)		1,455
Deferred revenues and related costs	(7,441)		(7,546)	(7,720)		2,655
Impairment (recovery) and related obligations
of preferred security interest	-		-	-		-
Other, net	1,193		3,869	4,050		9,675
Decrease (increase) in current assets	12,637		11,952	8,716		563
Increase (decrease) in current liabilities	(5,989)		(11,057)	(12,674)		(4,864)
Increase (decrease) in current income taxes	(268)		1,370	(708)		(1,001)

Cash flows from continuing operations	$25,139		$28,834	$12,663		$39,870

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CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
FEBRUARY 7, 2009 AND FEBRUARY 2, 2008
(In thousands)

	Feb. 07, 2009	Feb. 02, 2008
Assets

Current assets:
Cash and cash equivalents	$23,665	$59,177
Other current assets	37,815	33,658
Net property and equipment	50,887	56,280
Intangible assets	61,664	62,956
Other assets	16,562	24,446

Total assets	$190,593	$236,517

Liabilities and stockholders' equity

Current liabilities	$55,010	$83,051
Long-term debt obligations	102,316	103,022
Other liabilities	32,432	33,470
Stockholders' equity	835	16,974

Total liabilities and stockholders'
equity	$190,593	$236,517

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